UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 10, 2008

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 541-4191
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In October, 2008, UBS, the fund manager with whom we hold our auction rate securities, announced an offer to its clients holding auction rate securities. Under the offer, UBS would issue Series C-2 Auction Rate Securities Rights (the “Rights”) to us. On November 10, 2008, we accepted this offer. The Rights will allow us to sell the auction rate securities held in our accounts with UBS to UBS at par value during the period beginning June 30, 2010 and ending July 2, 2012. In exchange, we were required to release UBS from claims we may have for damages related to the auction rate securities (other than consequential damages), and we granted UBS the right to sell or otherwise dispose of our auction rate securities on our behalf (so long as we are paid the par value of the auction rate securities upon any disposition). As of September 30, 2008, the par value of our auction rate securities was $25.0 million and the fair value of those securities was approximately $21.0 million.

We are also entitled to receive no net cost loans from UBS or its affiliates for up to 75% of the market value of our auction rate securities. We will enter into a Credit Line Agreement (the “Credit Line”), including an Addendum to Credit Line Account Application and Agreement. We intend to borrow the maximum amount permitted under the Credit Line. The amount of interest we will pay under the Credit Line is intended to equal the amount of interest we receive with respect to our auction rate securities. The borrowings under the Credit Line are payable upon demand; however, UBS or its affiliates will be required to provide alternative financing on substantially similar terms, unless the demand right was exercised as a result of certain specified events or the customer relationship between UBS and us is terminated for cause by UBS.

This descriptions of the Rights and the no net cost loan program in this Report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon current expectations that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in our forward-looking statements as a result of many factors, including those discussed below. We assume no obligation to update any of the forward-looking statements after the date of this report or to conform these forward-looking statements to actual results.

The Rights are subject to a number of risks. Given the substantial dislocation in the financial markets and among financial services companies, we cannot assure you that UBS will ultimately have the ability to repurchase our auction rate securities at par, or at any other price. Additional risks include: these rights will be unsecured contractual obligations of UBS; UBS will control our auction rate securities until we elect to sell our auction rate securities to UBS; the value of our auction rate securities will fluctuate prior to our exercising our right to sell our auction rate securities to UBS; the returns we achieve on any future investments may not achieve the returns we received on our auction rate securities prior to the failure of the auction rate securities market; we were required to release claims against UBS, which will prevent us from making claims against UBS related to our investment in auction rate securities, other than claims for consequential damages.

The form of Right and Credit Line are filed as exhibits to the Registration Statement on Form F-3 filed by UBS AG on October 7, 2008. The definitive Right and Credit Line will be filed as exhibits to our Annual Report on Form 10-K for 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: November 10, 2008	By:	/s/ ANDREW D. MILLER
Name: Andrew D. Miller Title: Senior Vice President, Chief Financial Officer